Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

BRIGHT MINDS BIOSCIENCES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value	Rule 457(c)	1,612,902(3)	$30.04	$48,451,576.08	$153,10 per $1,000,000	$7,417.94
Fees Previously Paid	-	-	-	-	-	-	-	-

	Total Offering Amounts					$48,451,576.08		$7,417.94
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$7,417.94

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional common shares, without par value, of Bright Minds Biosciences Inc. that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the registrant's common stock as reported on the NASDAQ Capital Market on January 29, 2025.

(3) Comprised of 1,612,902 common shares that may be sold by the selling securityholders named herein.